Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release Agreement (the “Agreement”) is made by and between Islet Sciences, Inc (“Islet”) on the one hand, and Progenitor Cell Therapy, LLC (“PCT” and, together with Islet, the “Parties”),

For purposes of the Agreement, the term “Islet” shall mean collectively Islet Sciences, Inc. and any parent, affiliate, subsidiary, officer, director, current or past employee, agent, representative, successor or assigns of any of the above. The term “PCT” as used herein shall mean Progenitor Cell Therapy, LLC and any parents, partners (limited or general), corporate affiliates, subsidiaries, officers, directors, employees, past employees, agents, representatives, successors or assigns of any of the above. Islet and PCT are referred to herein collectively as the “Parties.”

WHEREAS, PCT has instituted a lawsuit captioned Progenitor Cell Therapy, LLC v Islet Sciences, Inc., et al, Civil Action No, 2:14-cv-02658 (SDW)(SCM), in the United States District Court for the District of New Jersey (the “Litigation”); and

WHEREAS, Islet and PCT now seek to obtain a full and final settlement and resolution of all claims, counterclaims, and controversies between them arising out of or in any way connected with the Litigation and the facts and circumstances giving rise to or related to the Litigation; and

WHEREAS, neither the settlement of the Litigation nor the payment of any consideration shall be taken or construed to be an admission or concession of liability or wrongdoing on the part of Islet, as to which Islet expressly denies any liability or wrongdoing.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions herein contained, and for other valuable consideration, receipt and sufficiency of which is acknowledged, IT IS AGREED as follows:

1.           Within one (1) business day of receipt of a fully executed copy of this Agreement, Islet shall pay PCT a sum of twenty thousand dollars ($20,000) as the first installment of the agreed full and final settlement consideration by wire transfer payable to PCT do Lowenstein Sandler LLP Attorney Trust Account (the “First Settlement Payment”) and according to wire transfer instructions provided by Lowenstein Sandler (“PCT’s Counsel”), as per the attached Exhibit A.

2.           Within ten (10) business days of receipt of a fully executed copy of this Agreement, Islet shall pay PCT a sum of twenty thousand dollars ($20,000) as the second installment of the agreed full and final settlement consideration by wire transfer payable in the same manner as the First Settlement Payment, unless PCT provides written instructions altering the wiring instructions.

3           Within ten (10) business days of receipt of a fully executed copy of this Agreement, PCT shall execute consent judgments in favor of PCT in the amounts of $125,000, $83,000 and $41,000, together with interest at the state statutory rate. The consent judgments shall be held in escrow by counsel for PCT and shall not be filed until PCT has afforded Islet a ten (10) day period to cure any late payment. The consent judgment filed by counsel for PCT shall correspond directly with the amount due and owing from Islet at the time of filing. Upon request by counsel for Islet, upon full payment by Islet counsel for PCT either shall destroy or return “Satisfied” the consent judgments.

4.           Within ninety (90) days of the payment of the First Settlement Payment, Islet shall pay PCT a sum of forty-two thousand ($42,000) as the third installment of the full and final settlement consideration (the “Third Settlement Payment”) by wire transfer payable in the same manner as the First Settlement Payment, unless PCT provides written instructions altering the wiring instructions.

5.           Contemporaneous with the Third Settlement Payment, Islet shall transfer to PCT the equivalent of seven thousand dollars ($7,000) in shares of common stock of Islet Sciences, Inc. Such shares shall, subject to requirements and limitations of federal and relevant state securities laws, be conferred to PCT free of any restrictions.

6.           Within 180 days of the payment of the First Settlement Payment, Islet shall pay PCT a sum of forty-two thousand ($42,000) as the fourth installment of the full and final settlement consideration of (the “Fourth Settlement Payment”) by wire transfer payable in the same manner as the First Settlement Payment, unless PCT provides written instructions altering the wiring instructions.

7.           Contemporaneous with the Fourth Settlement Payment, Islet shall transfer to PCT the equivalent of seven thousand dollars ($7,000) in shares of common stock of Islet Sciences, Inc. Such shares shall, subject to requirements and limitations of federal and relevant state securities laws, be conferred to PCT free of any restrictions.

8.           On or before the one-year anniversary of the payment of the First Settlement Payment, Islet shall pay PCT a sum of forty-one thousand ($41,000) as the final installment of the full and final settlement consideration (the “Final Settlement Payment”) by wire transfer payable in the same manner as the First Settlement Payment, unless PCT provides written instructions altering the wiring instructions.

9.           Contemporaneous with the Final Settlement Payment, Islet shall transfer to PCT the equivalent of six thousand dollars ($6,000) in shares of common stock of Islet Sciences, Inc. Such shares shall, subject to requirements and limitations of federal and relevant state securities laws, be conferred to PCT free of any restrictions.

10.           PCT agrees to take all necessary actions to dismiss the Litigation with prejudice within five (5) business days of PCT’s Counsel’s receipt of the Final Settlement Payment, including but not limited to the filing of a Stipulation of a Dismissal with Prejudice.

11.           In exchange for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PCT hereby releases and forever discharges Islet, together with its predecessors, successors, officers, directors, employees (past and/or present), agents, representatives, parents, affiliates, assigns, corporate affiliates, subsidiaries, officers, directors, current or past employees, insurers, and attorneys, of and from any and all claims, demands, damages, debts, liabilities, obligations, costs, accounts, liens, causes of action, covenants, judgments, and executions of every kind and nature whatsoever, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, accrued or unaccrued, which they ever had, owned or held or now have, own or hold, arising out of or relating in any manner to any and all statutory, common law, federal, state, or other law or legal basis whatsoever, whether now known or unknown, suspected, or unsuspected, which they ever had, owned, or held or now have, own or hold, arising out of or in any way connected with the Litigation.

12.           In exchange for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Islet hereby releases and forever discharges PCT, together with its predecessors, successors, officers, directors, employees (past and/or present), agents, representatives, parents, affiliates, assigns, corporate affiliates, subsidiaries, officers, directors, current or past employees, insurers, and attorneys, of and from any and all claims, demands, damages, debts, liabilities, obligations, costs, accounts, liens, causes of action, covenants, judgments, and executions of every kind and nature whatsoever, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, accrued or unaccrued, which they ever had, owned or held or now have, own or hold, arising out of or relating in any manner to any and all statutory, common law, federal, state, or other law or legal basis whatsoever, whether now known or unknown, suspected, or unsuspected, which they ever had, owned, or held or now have, own or hold, arising out of or in any way connected with the Litigation.

13.           PCT also expressly waives any rights or benefits of any type with respect to unknown claims against Islet that they may have under Federal, State or foreign law to the fullest extent provided by law. In this connection, PCT acknowledges that claims or facts in addition to or different from those which are now known or believed to exist may hereafter be discovered with respect to this subject matter; but that it is their intention to fully and forever settle and release all such claims, whether known or unknown.

14.           Islet also expressly waives any rights or benefits of any type with respect to unknown claims against PCT that they may have under Federal, State or foreign law to the fullest extent provided by law. in this connection, Islet acknowledges that claims or facts in addition to or different from those which are now known or believed to exist may hereafter be discovered with respect to this subject matter; but that it is their intention to fully and forever settle and release all such claims, whether known or unknown.

15.           The Parties warrant and represent that each has not assigned, transferred, or conveyed, or purported to have assigned, transferred, or conveyed to any person or entity any claim, demand, debt, liability, account, obligation, or cause of action herein released.

16.           The Parties warrant and represent that each has read and fully understands the terms of this Agreement; and that each has had the opportunity to consult with an attorney with respect to this Agreement and each has signed and agreed to be bound hereby freely and voluntarily.

17.           The Parties warrant and represent that each has the full authority to enter into this Agreement and to consummate this settlement.

18.           This Agreement is the total agreement of the Parties and replaces any prior negotiation or agreements between the Parties, whether written or oral. This is an integrated agreement.

19           The Parties agree to disclose the existence of this Agreement in a conference with Judge Leda Wettre of the United States District Court for the District of New Jersey on March 21, 2016. Other than this specifically agreed-upon disclosure, the Parties and their attorneys, agree to keep any and all matters relating to the terms of this Agreement absolutely confidential, warrant that they have not already disclosed such terms and that they are not aware of any such disclosure, and agree not to disclose them to any other person or entity, except as may be required by a court of competent jurisdiction, or any regulatory or self-regulatory agency or at any hearing in an action between the Parties or any interested party relating to the enforcement of this Agreement.

20.           This Agreement shall be interpreted, enforced, and governed by and under the laws of the State of New York. The language of this Agreement shall be construed as a whole according to its fair meaning. This Agreement shall be deemed to have been equally drafted by the Parties and in the event of ambiguity shall not he strictly construed against one party or the other. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision will be enforced to the maximum extent permissible, and the remainder of this Agreement will continue in full force and effect.

21.           The Parties agree that any dispute regarding the meaning or interpretation of this Agreement, or the rights and obligations of any of the Parties hereto, shall be resolved by the Court in the United States District Court for the District of New Jersey.

22.           Notwithstanding any provisions of Federal Rules of Evidence, this Agreement may be enforced by any party by a motion under the Federal Rules of Civil Procedure or by any other procedure permitted by law. The prevailing party in any such dispute shall recover their/its attorneys’ fees and costs in connection with any such proceeding.

23.           This Agreement may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, claim or other proceeding which may be instituted, prosecuted or maintained in breach of this Agreement.

24.           All covenants and agreements in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the Parties.

25.           This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

AGREED TO, as of this date, March 23, 2016.

ISLET SCIENCES, INC.

By:	/s/ David E Wilder
David E. Wilder, COO & CFO

PROGENITOR CELL THERAPY, LLC

By:	/s/ Robert Preti

AGREED TO AND APRROVED:

/s/ Michael L. Simes
Michael L. Simes MCGUIREWOODS LLP Counsel for Islet Sciences, Inc.

/s/ Robert J. Kipnees
Robert J. Kipnees LOEWENSTEIN SANDLER LLP Counsel for Progenitor Cell Therapy, LLC

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